Exhibit 99.1

38 Corporate Circle Albany, NY 12203	Contact: Trans World Entertainment Edwin Sapienza Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
www.twec.com	NEWS RELEASE

Trans World Entertainment Names Kunal Chopra

as Chief Executive Officer of etailz

Albany, NY July 10, 2019 - Trans World Entertainment Corporation (NASDAQ: TWMC) today announced that Kunal Chopra has been named Chief Executive Officer, of etailz reporting directly to Mike Feurer, Chief Executive Officer of Trans World Entertainment, the parent company of etailz. In his new role, Mr. Chopra will be responsible for the operations of etailz, a leading digital marketplace retailer.

“I am extremely pleased to have someone with Kunal’s breadth and depth of experience and leadership join our team as etailz CEO. He brings a unique combination of technological expertise, entrepreneurial character and operational excellence and accomplishment. Further, he has a demonstrated track-record of thought leadership and affecting outcomes at some of the largest, most dynamic and well respected companies in the world.  We look forward to utilizing his expertise to capitalize upon etailz’s formidable position and opportunity as a demonstrated leader in marketplace selling, service and expertise.”

Mr. Chopra brings over 15 years of executive experience with companies such as Microsoft, Amazon, and Groupon to etailz. Throughout his professional career, Kunal has managed and led 1,500+ member organizations in charge of organizational transformation, new business and product development, strategy formulation and execution, and product launch at scale.

Trans World Entertainment is a leading multi-channel retailer, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye, for your entertainment, and on the web at www.fye.com and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.